FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, Washington 98204

Contact:
John J. Dickson
Frontier Financial Corporation
President and CEO
425-514-0700

Lyle E. Ryan
Frontier Bank
President and CBO
425-514-0700

NEWS RELEASE

For release July 22, 2008, 5:30 A.M. PDT

FRONTIER FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER 2008 RESULTS

EVERETT, WASHINGTON – July 22, 2008 – Frontier Financial Corporation (NASDAQ: FTBK) today announced earnings for the three and six months ended June 30, 2008.  For the three months ended June 30, 2008, net income totaled $2.1 million, a decrease of $16.1 million, or 88.6%, compared to net income of $18.2 million for the three months ended June 30, 2007.  For the three months ended June 30, 2008, the provision for loan losses totaled $24.5 million, compared to $1.9 million for the three months ended June 30, 2007, an increase of $22.6 million. On a diluted per share basis, second quarter 2008 net income was $0.04 per share, compared to $0.40 per share for the second quarter 2007.

For the six months ended June 30, 2008, net income totaled $17.6 million, compared to net income of $35.7 million for the six months ended June 30, 2007, a decrease of $18.1 million, or 50.8%.  The decrease in net income is primarily attributable to the $30.2 million increase in the provision for loan losses.  On a diluted per share basis, net income for the six months ended June 30, 2008, was $0.37 per share, compared to $0.78 per share for the six months ended June 30, 2007.

John J. Dickson, President and CEO of Frontier Financial Corporation said, “In the 30 year history of the Bank, we have had to work through some very tough business cycles.  And I’m sure we’ll look back at this cycle as one of the most daunting.  With that said, we have a team of seasoned bankers with the expertise, and work ethic, we’ll need to successfully navigate through these challenging times.”

Overview

For the quarter ended June 30, 2008:

•	Second quarter 2008 earnings of $2.1 million, or $0.04 per diluted share
•	Provision for loan losses of $24.5 million
•	Efficiency ratio of 43%

For the six months ended June 30, 2008:

•	Earnings of $17.6 million, or $0.37 per diluted share, for the first six months of 2008
•	Provision for loan losses of $33.5 million
•	Allowance for loan losses as a percentage of total loans of 2.07% at June 30, 2008, compared to 1.49% at December 31, 2007, and 1.34% at June 30, 2007
•	Book value of $9.83 at June 30, 2008, compared to $9.79 at December 31, 2007, and $8.67 at June 30, 2007
•	Total risk-based capital ratio of 11.22%, which exceeds the regulatory minimum for “well capitalized” purposes of 10.00%
•	Efficiency ratio of 42%

Review of Financial Condition

General

At June 30, 2008, total assets were $4.16 billion and deposits totaled $3.30 billion.  This compares to total assets of $4.00 billion and deposits of $2.94 billion at December 31, 2007, and total assets of $3.58 billion and deposits of $2.83 billion at June 30, 2007.  Net loans of $3.73 billion at June 30, 2008, reflect an increase of 4.8% from December 31, 2007, and an increase of 18.3% from June 30, 2007.

Loans

At June 30, 2008, total loans, including loans held for resale, were $3.81 billion, compared to $3.61 billion at December 31, 2007, and $3.19 billion at June 30, 2007.

For the six months ended June 30, 2008, new loan originations totaled $583.7 million, compared to $901.0 million for the six months ended June 30, 2007, a decrease of 35.2%.  New loan originations for the second quarter 2008, were $296.6 million, compared to $642.7 million for the second quarter 2007, representing a 53.8% decrease.

Lyle E. Ryan, President of Frontier Bank stated, “Despite the slower construction and land development loan originations, we were once again pleased with the loan growth in our other loan products.”

Allowance for Loan Losses

The total allowance for loan losses was $78.7 million, or 2.07%, of total loans outstanding at June 30, 2008, compared to $54.0 million, or 1.49%, at December 31, 2007, and $42.8 million, or 1.34%, at June 30, 2007. The allowance for loan losses, including the reclassified allocation for undisbursed loans of $2.9 million, would amount to a total allowance of $81.6 million, or 2.14%, of total loans outstanding as of June 30, 2008.  For the quarter ended June 30, 2008, net loan charge-offs were $6.5 million, or 0.16%, of average quarterly loans.  This compares to net loan charge-offs of $593 thousand, or 0.02%, of average loans for the quarter ended December 31, 2007, and $285 thousand, or 0.01%, of average loans for the quarter ended June 30, 2007.  “With total reserves for loan losses of $81.6 million, including the reserve for undisbursed, and tangible capital of over $380 million, we have over $460 million to absorb any losses that may arise due to market uncertainties,” said Rob Robinson, Chief Credit Officer of Frontier Bank.

Credit Quality

At June 30, 2008, nonperforming assets were 2.97% of total assets, compared to 0.97% at March 31, 2008, 0.53% at December 31, 2007, and 0.31% at June 30, 2007.  Nonaccruing loans were $119.9 million at June 30, 2008, up from $38.8 million at March 31, 2008, $20.9 million at December 31, 2007, and $11.0 million at June 30, 2007.

Nonperforming assets are summarized as follows (in thousands):

	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007
Commercial and industrial	$394	$18	$159	$-
Real estate:
Commercial	-	-	-	-
Construction	96,526	24,950	19,842	1,285
Land development	13,450	10,594	-	7,143
Completed lots	7,872	2,525	804	-
Residential 1-4 family	1,010	666	93	2,386
Installment and other	684	14	10	170
Total nonaccruing loans	119,936	38,767	20,908	10,984
Other real estate owned	3,681	633	367	-
Total nonperforming assets	$123,617	$39,400	$21,275	$10,984

Restructured loans	-	-	-	-

Total loans at end of period (1)	$3,807,278	$3,716,950	$3,612,122	$3,193,516
Total assets at end of period	$4,156,721	$4,062,825	$3,995,689	$3,578,969

Total nonaccruing loans to total loans	3.15%	1.04%	0.58%	0.34%
Total nonaccruing loans to total assets	2.89%	0.95%	0.52%	0.31%

Total nonperforming assets to total loans	3.25%	1.06%	0.59%	0.34%
Total nonperforming assets to total assets	2.97%	0.97%	0.53%	0.31%

(1) Includes loans held for resale.

The ratio of loans past due over 30 days was 3.21% of total loans at June 30, 2008, compared to 1.67% at March 31, 2008, 0.91% at December 31, 2007, and 0.45% at June 30, 2007.

Results of Operations

Net Interest Income

Net interest income for the quarter ended June 30, 2008, was $44.9 million, a decrease of $1.3 million, or 2.9%, compared to $46.2 million for the quarter ended June 30, 2007.  On a linked quarter basis, net interest income decreased $2.5 million, or 5.3%.

For the six months ended June 30, 2008, net interest income was $92.3 million, compared to $88.9 million for six months ended June 30, 2007.

Our annualized tax equivalent net interest margin was 4.63% for the quarter ended June 30, 2008, compared to 5.01% for the quarter ended March 31, 2008, and 5.76% for the quarter ended June 30, 2007.  The yield on earning assets decreased 175 basis points to 7.48% for the second quarter 2008, compared to 9.23% for the second quarter 2007.  For the same period, the cost of funds decreased 86 basis points to 3.44% from 4.30%.

Our annualized tax equivalent net interest margin was 4.82% for the six months ended June 30, 2008, compared to 5.67% for the six months ended June 30, 2007.  The yield on earning assets decreased 129 basis points to 7.84% for the six months ended June 30, 2008, compared to 9.13% for the six months ended June 30, 2007.  For the same period, the cost of funds decreased 64 basis points to 3.65% from 4.29%.

During the second quarter of 2008, we had $1.5 million of interest accruals reversed as a result of loans being placed in a nonaccrual status which lowered the tax equivalent net interest margin by 15 basis points.  Total interest accruals reversed during the first six months of 2008 were $2.1 million, which lowered the year-to-date tax equivalent net interest margin by 11 basis points.

Noninterest Income

Total noninterest income for the second quarter 2008, increased $1.6 million, or 63.9%, to $4.2 million compared to $2.6 million for the second quarter 2007.  Of this increase, $1.1 million related to the change in gain (loss) on sale of securities.  For the second quarter 2008, we recognized a gain on sale of securities of $144 thousand, compared to a loss of $937 thousand for the second quarter 2007.  During the second quarter 2007, we completed a balance sheet restructure in which we sold lower yielding available for sale securities at a pre-tax loss of $937 thousand and replaced them with higher yielding securities.  Also contributing to the increase in noninterest income was a $332 thousand increase in services charges, primarily account analysis service charges and overdraft fees.

On a linked quarter basis, total noninterest income decreased $2.1 million, or 33.4%.  The decrease is primarily attributable to the $2.2 million decrease in gain on sale of securities. During the quarter ended March 31, 2008, we recognized a total gain of $2.3 million related to the sale of our interest in Skagit State Bank stock and a one time gain related to the required liquidation in our stake in Visa, Inc.

For the six months ended June 30, 2008, noninterest income increased $4.5 million, or 75.9%, to $10.5 million, compared to $6.0 million for the six months ended June 30, 2007.  For the six months ended June 30, 2008, we recognized $2.5 million in gain on sale of securities, compared to a $937 thousand loss during the six months ended June 30, 2007.  For the period, service charges increased $582 thousand, or 26.9%, and other noninterest income increased $638 thousand, or 16.5%.  The increase in service charges is primarily attributable to an increase in account analysis fees and overdraft fees.  Increases in debit card and ATM fees contributed to the increase in other noninterest income.

Noninterest Expense

Total noninterest expense was $21.5 million for the second quarter 2008, compared to $19.5 million for the second quarter 2007.  During the second half of 2007, we added six branches and one loan production office, including three branches acquired in the Bank of Salem merger.  The $2.0 million, or 10.4% increase, is mainly attributable to the addition of these offices, with increases in salaries and employee benefits and occupancy expense.  For the period, salaries and employee benefits increased $1.1 million, including an additional $299 thousand related to FAS 123(R) stock based compensation expense.  At June 30, 2008, full time equivalent (FTE) employees totaled 855, up 10.8%, from 772 at June 30, 2007.

Total noninterest expense increased $5.4 million, or 14.4%, to $43.1 million for the six months ended June 30, 2008, compared to $37.7 million for the six months ended June 30, 2007.  The majority of the increase is attributable to increases in salaries and employee benefits and occupancy expense, consistent with the quarter-over-quarter change, as noted above.

On a linked quarter basis, total noninterest expense remained consistent at $21.5 million.

Liquidity

Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds, or customers who have credit needs.  Management has the ability to access many sources of liquidity, such as the sale of AFS securities, additional borrowings from the FHLB, and borrowings from the Federal Reserve Bank, brokered deposits or additional borrowings at correspondent banks.  At June 30, 2008, we had $737.0 million of total liquidity available.  We have a policy that liquidity to total assets of 12.5% be maintained as a minimum.  At June 30, 2008, liquidity to total assets was 18.3%.

Subsequent to June 30, 2008, the Bank obtained approval from the Federal Reserve Bank to access additional borrowings, secured by valid residential construction loans as collateral, through their Borrower-in-Custody (“BIC”) Program.  This brings available liquidity, including borrowings, to over $1.0 billion.

Capital

Management constantly monitors the level of capital, considering, among other things, our present and anticipated needs, current market conditions and other relevant factors, including regulatory requirements, which may necessitate changes in the level of capital.  Total capital at June 30, 2008, was $462.2 million, compared to $459.6 million at December 31, 2007, and $381.7 million at June 30, 2007.

During the first six months of 2008, we paid cash dividends totaling $16.8 million, compared to $14.3 million for the first six months of 2007.  In a previously announced press release, the Board of Directors declared a $0.06 per share third quarter cash dividend to shareowners of record as of July 8, 2008, and payable on July 22, 2008.  This was the first time in 34 consecutive quarters that the cash dividend was not increased.  The decision to reduce the quarterly cash dividend came as a result of our concern over the continuing deterioration in the housing market and the impact on many of our borrowers.  In addition, capital preservation was also a contributing factor in reducing the quarterly cash dividend.

Regulatory capital ratios as of June 30, 2008, were as follows:

	Tier I	Tier 2	Leverage
	(Core) Capital	(Total) Capital	Capital

Actual at June 30, 2008	9.96%	11.22%	9.69%

Regulatory minimum ratio for "well capitalized" purposes	6.00%	10.00%	5.00%

It is our policy that capital be maintained above the point where, for regulatory purposes, it would continue to be classified as “well capitalized.”  As of June 30, 2008, we are in compliance with that policy.

Merger Activity

Washington Banking Company

As previously announced, on May 29, 2008, we received a notice from Washington Banking Company (“WBCO”) purporting to terminate our merger agreement dated September 26, 2007. For the second quarter 2008, $627 thousand, pre-tax, of costs and expenses incurred in connection with the transaction were expensed.

Bank of Salem

On November 30, 2007, we closed our merger with Bank of Salem. At the time of closing, Bank of Salem had approximately $199.8 million in loans, $169.5 million in deposits and $27.0 million in capital.  The annual growth comparisons include the impact of the Bank of Salem merger.

Certain amounts in prior years’ financial statements have been reclassified to conform to the 2008 presentation.  These classifications have not had an effect on previously reported income or total equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release.

Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier’s 2007 Form 10-K.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except for shares and per share amounts)

	(Unaudited)
	Three Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007
INTEREST INCOME
Interest and fees on loans	$70,970	$75,918	$72,612
Interest on federal funds sold	10	93	206
Interest on investments	1,362	1,489	1,179
Total interest income	72,342	77,500	73,997
INTEREST EXPENSE
Interest on deposits	23,261	25,725	23,848
Interest on borrowed funds	4,190	4,377	3,940
Total interest expense	27,451	30,102	27,788
Net interest income	44,891	47,398	46,209
PROVISION FOR LOAN LOSSES	24,500	9,000	1,850
Net interest income after provison for loan losses	20,391	38,398	44,359

NONINTEREST INCOME
Gain (loss) on sale of securities	144	2,324	(937)
Gain on sale of secondary mortgage loans	377	389	396
Gain on sale of other real estate owned	-	12	-
Service charges on deposit accounts	1,421	1,325	1,089
Other noninterest income	2,256	2,253	2,014
Total noninterest income	4,198	6,303	2,562

NONINTEREST EXPENSE
Salaries and employee benefits	12,592	13,993	11,461
Occupancy expense	2,991	2,590	2,313
State business taxes	594	551	491
FHLB prepayment penalty	-	-	1,534
Other noninterest expense	5,356	4,411	3,707
Total noninterest expense	21,533	21,545	19,506
INCOME BEFORE PROVISION
FOR INCOME TAXES	3,056	23,156	27,415
PROVISION FOR INCOME TAXES	982	7,655	9,244
NET INCOME	$2,074	$15,501	$18,171
Weighted average number of
shares outstanding for the period	47,524,543	46,985,320	44,635,972
Basic earnings per share	$0.04	$0.33	$0.41
Weighted average number of diluted shares
outstanding for period	47,586,950	47,098,645	44,991,139
Diluted earnings per share	$0.04	$0.33	$0.40

Efficiency ratio	43%	42%	35%
Return on average assets (annualized)	0.20%	1.55%	2.14%
Return on average equity (annualized)	1.75%	13.36%	18.84%
Net interest margin (annualized)	4.59%	4.98%	5.72%
TE Effect	0.04%	0.03%	0.04%
*TE Net interest margin (annualized)	4.63%	5.01%	5.76%

*Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME (Continued)
(In thousands, except for shares and per share amounts)

	(Unaudited)
	Six Months Ended
	June 30, 2008	June 30, 2007
INTEREST INCOME
Interest and fees on loans	$146,888	$140,174
Interest on federal funds sold	103	257
Interest on investments	2,851	2,089
Total interest income	149,842	142,520
INTEREST EXPENSE
Interest on deposits	48,986	45,572
Interest on borrowed funds	8,567	8,020
Total interest expense	57,553	53,592
Net interest income	92,289	88,928
PROVISION FOR LOAN LOSSES	33,500	3,300
Net interest income after provison for loan losses	58,789	85,628

NONINTEREST INCOME
Gain (loss) on sale of securities	2,468	(937)
Gain on sale of secondary mortgage loans	766	871
Gain on sale of other real estate owned	12	-
Service charges on deposit accounts	2,746	2,164
Other noninterest income	4,509	3,871
Total noninterest income	10,501	5,969

NONINTEREST EXPENSE
Salaries and employee benefits	26,585	23,202
Occupancy expense	5,581	4,959
State business taxes	1,145	991
FHLB prepayment penalty	-	1,534
Other noninterest expense	9,767	6,967
Total noninterest expense	43,078	37,653
INCOME BEFORE PROVISION
FOR INCOME TAXES	26,212	53,944
PROVISION FOR INCOME TAXES	8,637	18,250
NET INCOME	$17,575	$35,694
Weighted average number of
shares outstanding for the period	47,376,059	45,103,883
Basic earnings per share	$0.37	$0.79
Weighted average number of diluted shares
outstanding for period	47,464,830	45,510,255
Diluted earnings per share	$0.37	$0.78

Efficiency ratio	42%	36%
Return on average assets (annualized)	0.87%	2.15%
Return on average equity (annualized)	7.44%	18.30%
Net interest margin (annualized)	4.78%	5.63%
TE Effect	0.04%	0.03%
*TE Net interest margin (annualized)	4.82%	5.66%

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except for shares and per share amounts)

	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
	2008	2007	2007
ASSETS
Cash and due from banks	$68,161	$99,102	$91,993
Federal funds sold	18,265	5	91,501
Securities
Available for sale, at fair value	108,796	131,378	98,912
Held to maturity, at amortized cost	3,740	3,743	3,599
Total securities	112,536	135,121	102,511

Loans held for resale	3,793	6,227	7,435
Loans	3,803,485	3,605,895	3,186,081
Allowance for loan losses	(78,722)	(53,995)	(42,846)
Net loans	3,728,556	3,558,127	3,150,670

Premises and equipment, net	52,212	47,293	35,756
Intangible assets	78,009	78,150	41,101
Federal Home Loan Bank (FHLB) stock	21,698	18,738	15,030
Bank owned life insurance	24,236	23,734	22,660
Other real estate owned	3,681	367	-
Other assets	49,367	35,052	27,747
Total assets	$4,156,721	$3,995,689	$3,578,969

LIABILITIES
Deposits
Noninterest bearing	$389,275	$390,526	$391,591
Interest bearing	2,907,051	2,552,710	2,441,504
Total deposits	3,296,326	2,943,236	2,833,095

Federal funds purchased and
securities sold under repurchase agreements	38,005	258,145	15,231
Federal Home Loan Bank advances	330,249	298,636	310,118
Junior subordinated debentures	5,156	5,156	5,156
Other liabilities	24,773	30,904	33,703
Total liabilities	3,694,509	3,536,077	3,197,303

SHAREOWNERS' EQUITY
Preferred stock, no par value; 10,000,000 shares authorized	-	-	-
Common stock, no par value; 100,000,000 shares authorized	254,703	252,292	186,127
Retained earnings	208,221	202,453	190,354
Accumulated other comprehensive income (loss), net of tax	(712)	4,867	5,185
Total shareowners' equity	462,212	459,612	381,666
Total liabilities and shareowners' equity	$4,156,721	$3,995,689	$3,578,969

Shares outstanding at end of period	47,010,131	46,950,878	44,028,192

Book value	$9.83	$9.79	$8.67
Tangible book value	$8.17	$8.12	$7.74

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS
(In thousands)

	For the Period Ended
	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007
Loans by Type
Commercial and industrial	$448,360	$416,154	$402,569	$383,930
Real Estate:
Commercial	1,048,321	1,025,047	1,003,916	914,312
Construction	1,048,552	1,084,264	1,062,662	908,701
Land development	598,931	565,690	537,410	459,688
Completed lots	236,004	245,500	249,573	203,392
Residential 1-4 family	357,650	312,545	288,571	259,621
Installment and other loans	69,460	67,750	67,421	63,872
Total loans	$3,807,278	$3,716,950	$3,612,122	$3,193,516

Allowance for Loan Losses
Balance at beginning of period	$57,658	$57,658	$44,195	$44,195
Provision for loan losses	33,500	9,000	11,400	3,300
Loans charged-off
Commercial and industrial	(381)	(138)	(1,183)	(406)
Real Estate:
Commercial	-	-	-	-
Construction	(9,275)	(2,652)	(201)	-
Land development	-	(250)	-	-
Completed lots	-	(26)	-	-
Residential 1-4 family	-	-	(300)	-
Installment and other loans	(106)	(24)	(222)	(67)
Total charged-off loans	(9,762)	(3,090)	(1,906)	(473)
Recoveries
Commercial and industrial	226	94	845	81
Real Estate:
Commercial	-	-	-	-
Construction	10	7	-	-
Land development	-	-	-	-
Completed lots	-	-	-	-
Residential 1-4 family	-	-	-	-
Installment and other loans	11	7	141	74
Total recoveries	247	108	986	155
Net (charge-offs) recoveries	(9,515)	(2,982)	(920)	(318)
Balance before portion identified
for undisbursed loans	81,643	63,676	54,675	47,177
Reserve acquired in merger	-	-	2,983	-
Portion of reserve identified for
undisbursed loans	(2,921)	(3,399)	(3,663)	(4,331)
Balance at end of period	$78,722	$60,277	$53,995	$42,846

Allowance for loan losses as a percentage
of total loans outstanding, including
loans held for resale	2.07%	1.62%	1.49%	1.34%
Allowance for loan losses as a percentage
of total nonperforming assets	63.68%	152.99%	253.80%	390.08%

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
(In thousands)

	For the Period Ended
	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007
Nonperforming Assets
Nonaccruing loans	$119,936	$38,767	$20,908	$10,984
Other real estate owned	3,681	633	367	-
Total nonperforming assets	123,617	39,400	21,275	10,984

Restructured loans	-	-	-	-
Total impaired assets	$123,617	$39,400	$21,275	$10,984

Total NPA to total loans	3.25%	1.06%	0.59%	0.34%
Total NPA to total assets	2.97%	0.97%	0.53%	0.31%
Total impaired assets to total assets	2.97%	0.97%	0.53%	0.31%

Interest Bearing Deposits
Money market, sweep and NOW accounts	$600,023	$733,551	$745,780	$763,691
Savings	367,731	305,982	254,722	275,789
Time deposits	1,939,297	1,750,346	1,552,208	1,402,024
Total interest bearing deposits	$2,907,051	$2,789,879	$2,552,710	$2,441,504

Capital Ratios
Tier 1 leverage ratio	9.69%	9.94%	10.55%	10.14%
Tier 1 risk-based capital ratio	9.96%	10.13%	10.13%	10.07%
Total risk-based capital ratio	11.22%	11.38%	11.38%	11.32%

	For the Three Months Ended
Performance Ratios	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007
Return on average assets *	0.20%	1.55%	1.95%	2.14%
Return on average shareowners' equity *	1.75%	13.36%	17.21%	18.84%
Efficiency ratio	43%	42%	37%	35%

Average assets	$4,087,538	$3,989,829	$3,698,795	$3,397,249
Average shareowners' equity	$473,750	$464,248	$418,696	$385,766

	For the Period Ended
	June 30, 2008	March 31, 2008	December 31, 2007	June 30, 2007
Return on average assets *	0.87%	1.55%	2.13%	2.15%
Return on average shareowners' equity *	7.44%	13.36%	18.76%	18.30%
Efficiency ratio	42%	42%	37%	36%

Average assets	$4,041,808	$3,989,829	$3,470,564	$3,325,459
Average shareowners' equity	$472,369	$464,248	$394,176	$390,087

* Annualized